                                                                   EXHIBIT 10.36


                           FORM OF INDEMNITY AGREEMENT

INDEMNITY AGREEMENT (the "Agreement"), dated as of __________________, by and between Premcor Inc., a Delaware corporation (the "Company" or the "Indemnitor"), and ______________________________________________ (the
"Indemnitee").

                                 R E C I T A L S

WHEREAS, the Indemnitee is a director and/or officer of the Company and/or an Affiliate Indemnitee (as hereinafter defined). Indemnitor and the Indemnitee recognize the increased risk of litigation and other claims being asserted against directors and officers in today's environment.

WHEREAS, the Bylaws of the Company require the Company to indemnify its directors and officers as currently provided therein, and the Indemnitee is willing to serve, or to continue to serve, as a director and/or officer of the Company in part in reliance on such provisions.

WHEREAS, the Bylaws of the Indemnitor permit Indemnitor to purchase and maintain insurance or to furnish similar protection or make other arrangements (any such insurance, protection or arrangement, an "Indemnification Arrangement") on behalf of the Indemnitee against personal liability (including, but not limited to, providing for Advanced Amounts as hereinafter defined) asserted against the Indemnitee or incurred by or on behalf of the Indemnitee in such capacity as a director or officer of such Indemnitor or as an Affiliate Indemnitee, or arising out of the Indemnitee's status as such, whether or not Indemnitor would have the power to indemnify the Indemnitee against such liability under the provisions of this Agreement or under the Delaware General Corporation Law (the "DGCL"), as it may then be in effect.

WHEREAS, DGCL Section 145(f) expressly recognizes that the indemnification provisions of the DGCL are not exclusive of any other rights to which a person seeking indemnification may be entitled under the Certificate of Incorporation or Bylaws of the Indemnitor, or an agreement providing for indemnification, or a resolution of stockholders or directors, or otherwise, and the Bylaws of the Indemnitor expressly recognize that the indemnification provisions of such Bylaws shall not be deemed exclusive of, and shall not affect, any other rights to which a person seeking indemnification may be entitled under any agreement, and this Agreement is being entered into pursuant to the Bylaws of the Indemnitor, as permitted by the DGCL.

WHEREAS, in part to provide the Indemnitee with specific contractual assurance of substantial protection against personal liability (regardless of, among other things, any amendment to or revocation of the aforementioned provisions of any of the Indemnitor's Bylaws or any change in the composition of the Indemnitor's Board of Directors or control of such Indemnitor), the Indemnitor desires to enter into this Agreement.

WHEREAS, in order to induce the Indemnitee to serve, or to continue to serve, as a director and/or officer of the Company and in consideration of the Indemnitee's so serving, the Indemnitor desires (i) to hold harmless and indemnify the Indemnitee and to make arrangements pursuant to which the Indemnitee may be advanced or reimbursed expenses incurred by the Indemnitee in certain proceedings, in every case to the fullest extent authorized or permitted by the DGCL, or any other applicable law, or by any amendment thereof or other statutory provisions authorizing or permitting such indemnification which are adopted after the date hereof (but, in the case of any such amendment, only to the extent that such amendment permits the Indemnitor to provide broader indemnification rights than the DGCL, or other applicable law, permitted Indemnitor to provide prior to such amendment) and
(ii) to maintain adequate director and officer liability insurance (including the formation of a captive insurance company as a means of providing such insurance).

NOW, THEREFORE, in consideration of the foregoing recitals and of the Indemnitee's continuing to serve the Company as a director and/or officer, the parties hereby agree as follows:

1. Indemnification. To the fullest extent allowed by law (as it exists now and as it may be amended in the future to provide additional indemnification to the Indemnitee), the Indemnitor shall hold harmless and indemnify the Indemnitee, the Indemnitee's executors, administrators or assigns against any and all expenses, liabilities and losses (including, without limitation, investigation expenses, expert witnesses' and attorneys' fees and expenses, judgments, penalties, fines, amounts paid or to be paid in settlement, any interest, assessments, or other charges imposed thereon and any federal, state, local or foreign taxes imposed as a result of actual or deemed receipt of any payment hereunder) actually incurred by the Indemnitee (net of any related insurance proceeds or other amounts received by the Indemnitee or paid by or on behalf of Indemnitor on the Indemnitee's behalf in compensation of such expenses, liabilities or losses) in connection with any actual or threatened action, suit or proceeding, or any inquiry or investigation, whether civil, criminal, administrative or investigative or in arbitration (including, but not limited to, any action by or on behalf of the Company), to which the Indemnitee is a party or participant or is threatened to be made a party or participant ("Proceeding"), as a plaintiff, defendant, respondent, witness or otherwise, whether prior to or after the date of this Agreement, based upon, arising from, relating to or by reason of the fact that the Indemnitee: (a) is, was, shall be or shall have been a director and/or officer of the Company, or (b) is or was serving, shall serve, or shall have served at the request of the Company as a director, officer, partner, trustee, fiduciary, employee or agent ("Affiliate Indemnitee") of another foreign or domestic corporation or non-profit corporation, cooperative, partnership, joint venture, limited liability company, trust, employee benefit plan, or other incorporated or unincorporated enterprise; or in any way arising from, relating to or connected with any action or omission to act taken by the Indemnitee in any of the foregoing capacities; provided, however, that, except as provided in Section 9(b) hereof, Indemnitor shall indemnify the Indemnitee in connection with a Proceeding initiated by the Indemnitee only if such Proceeding (or part thereof) was authorized by a majority vote of the Board of Directors of Indemnitor.

The Indemnitee shall be presumed to be entitled to such indemnification under this Agreement upon submission of a written claim pursuant to Section 4 hereof. Thereafter, the Indemnitor shall have the burden of proof to overcome the presumption that the Indemnitee is so entitled. Such presumption shall only be overcome by a judgment or other final adjudication, after all appeals and all time for appeals has expired ("Final Determination"), which is adverse to the Indemnitee and which establishes that the Indemnitee's acts were committed in bad faith, or were the result of active and deliberate dishonesty, and were material to the cause of action so adjudicated. If the Indemnitee is not wholly successful in any Proceeding but is successful on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Indemnitor agrees to indemnify the Indemnitee to the maximum extent permitted by law against all losses and expenses incurred by the Indemnitee in connection with each successfully resolved claim, issue or matter. Neither the failure of the Indemnitor (including its Board of Directors, legal counsel or stockholders) to have made a determination prior to the commencement of such Proceeding that indemnification of the Indemnitee is proper in the circumstances because such person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by Indemnitor (including its Board of Directors, its legal counsel or its stockholders) that the Indemnitee has not met the applicable standard of conduct, shall be a defense to any action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The purchase, establishment or maintenance of any Indemnification Arrangement shall not in any way diminish, restrict, limit or adversely affect the rights and obligations of the Indemnitor or of the Indemnitee under this Agreement, except as expressly provided herein, and the execution and delivery of this Agreement by the Indemnitor and the Indemnitee shall not in any way diminish, restrict, limit or adversely affect the Indemnitee's right to indemnification from the Indemnitor or any other party or parties under any other Indemnification Arrangement, the Certificate of Incorporation or Bylaws of the Indemnitor, or the DGCL or otherwise.

2. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or on behalf of Indemnitor or any affiliate of Indemnitor against the Indemnitee, Indemnitee's spouse, heirs, executors, or personal or legal representatives after the expiration of two years from the date of accrual of such cause of action, or such longer period as may be required by applicable law under the circumstances. Any claims or cause of action of the Indemnitor or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such period; provided, however, that if any shorter period of limitations is otherwise applicable to any such cause of action the shorter period shall govern.

3. Insurance. Indemnitor represents that it currently maintains directors' and officers' liability insurance underwritten by commercial insurance companies with a limit of coverage of $75 million (plus an additional $25 million in excess coverage for directors and officers on an individual basis), with a $1 million per-claim deductible (and no deductible for the additional individual coverage). Indemnitor agrees to form a captive insurance company (within 90 days of the execution of this Agreement) for the purpose of writing a trust-funded directors' and officers' policy (the "Captive Policy", and collectively with one or more commercial directors' and officers' insurance policies with terms no less favorable to the Indemnitee than Indemitor's current policy, the "Minimum Insurance Coverage") to provide additional protection to the directors and officers of Indemnitor. Indemnitor agrees to initially fund such captive insurance company with $3 million and, thereafter, to fund such company with $1 million annually until such time as the corpus of such company exceeds $10 million. Any funding in excess of $10 million shall be at the discretion of the Indemnitor.

Subject only to the provisions of this Section 3, as long as the Indemnitee shall continue to serve as a director and/or officer of Indemnitor (or shall continue at the request of Indemnitor to serve as an Affiliate Indemnitee) and, thereafter, as long as the Indemnitee shall be subject to any possible Proceeding by reason of the fact that the Indemnitee was a director and/or officer of the Company (or served in any of said other capacities), the Indemnitor shall purchase and maintain in effect for the benefit of the Indemnitee (or cause to be purchased and maintained in effect for the benefit of Indemnitee), the Minimum Insurance Coverage. Indemnitor shall promptly notify the Indemnitee of any lapse, amendment or failure to renew said Insurance Policies or any provision thereof relating to the extent or nature of coverage provided thereunder.

Notwithstanding the foregoing, Indemnitor shall not be required to purchase and maintain commercial directors' and officers' insurance, to the extent Indemnitor's Board of Directors, by a 2/3 vote thereof, determines that (i) such insurance is not reasonably available in the market, (ii) the premium cost for such insurance is substantially disproportionate to the amount of insurance or
(iii) the coverage is so limited by exclusions that there is insufficient benefit provided by such insurance; provided, however, that in the event the Board makes such a determination, then

Indemnitor shall replace the commercial insurance policies with other liability protection that the Indemitor's Board of Directors (by a 2/3 vote thereof) deems comparable, such as increased funding of the captive insurance company. To the extent Indemnitor maintains one or more Insurance Policies providing directors and officers liability insurance, Indemnitee shall be covered by such policy or policies, in accordance with its or their terms, to the maximum extent of the coverage available for any director or officer of Indemnitor.

Notwithstanding the foregoing, in the event of a Change in Control of Indemnitor, Indemnitor shall, from time to time upon written request of Indemnitee, fund such captive insurance company in an amount sufficient to satisfy any and all expenses, liabilities and losses reasonably anticipated at the time of each such request to be incurred pursuant to Section 1. The amount or amounts to be deposited pursuant to the foregoing funding obligation shall be determined by (a) the Board of Directors of Indemnitor by a 2/3 vote of a quorum thereof consisting of directors who are not parties to such proceeding or (b) at the election of the Indemnitee, independent legal counsel (which counsel shall be appointed by a 2/3 of all the directors, including interested directors). Nothing contained herein shall relieve Indemnitor of any of its obligations under this Agreement and neither the failure of Indemnitee to request funding nor the funding pursuant to this Section shall serve to waive, limit or otherwise impair the rights of Indemnitee against Indemnitor for indemnification pursuant to this Agreement.

For purposes of this Agreement, "Change of Control" of Indemnitor shall mean (a) the consummation of (i) any consolidation, reorganization, merger or similar transaction involving Indemnitor, other than a consolidation, reorganization, merger or similar transaction in which the shareholders immediately prior to such transaction own more than 50% of the combined voting power of the voting securities of the surviving corporation, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Indemnitor, or (iii) the liquidation or dissolution of Indemnitor; (b) when any person (as defined in Sections 13(d) and 14(d)(2) of the Exchange Act), other than an employee benefit plan or trust maintained by Indemnitor or any of its subsidiaries, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 25% of the voting power of Indemnitor outstanding at the time (in one or more related or unrelated transactions)(a "Significant Interest"), but only if at such time such interest is greater than The Blackstone Group's beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the voting power of Indemnitor ("Blackstone's Interest"); or
(c) when, during any period of 24 months or less, the individuals who constituted the Board of Directors of Indemnitor at the beginning of such period shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Indemnitor's shareholders, as the case may be, of each new director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

4. Claims for Payment. The Indemnitee shall have the right to receive from the Indemnitor on demand or, at the Indemnitee's option, to have the Indemnitor pay promptly on the Indemnitee's behalf, in advance of a Final Determination of a Proceeding, all amounts payable by the Indemnitor pursuant to the terms of this Agreement as corresponding amounts are expended or incurred by the Indemnitee in connection with any Proceeding or otherwise (such amounts so expended or incurred being referred to as "Advanced Amounts"). In making any claim for payment by the Indemnitor of any amount, including any Advanced Amount, pursuant to this Agreement, the Indemnitee shall submit to the Indemnitor a written request for payment (a "Claim") which includes a schedule setting forth in reasonable detail the dollar amount expended (or incurred or expected to be expended or incurred). Each item on such schedule shall be supported by the bill, agreement, or other documentation relating thereto, a copy of which shall be appended to the schedule as an exhibit. Where the Indemnitee is requesting Advanced Amounts, the Indemnitee hereby agrees to repay such Advanced Amounts if a Final Determination is made that the Indemnitee is not entitled to indemnification hereunder.

5. Section 16(b) Liability. Notwithstanding anything contained herein to the contrary, Indemnitor shall not be liable under this Agreement to make any payment in connection with any claim made against the Indemnitee for an accounting of profits made from the purchase or sale by the Indemnitee of securities of Indemnitor within the meaning of Section 16(b) of the Securities Exchange Act of 1934, and amendments thereto, or similar provisions of any state statutory law or common law.

6. Continuation of Indemnity. All agreements and obligations of the Indemnitor contained herein shall continue during the period the Indemnitee is a director and/or officer of Indemnitor (or is serving at the request of Indemnitor as an Affiliate Indemnitee) and shall continue thereafter so long as the Indemnitee shall be subject to any possible Proceeding by reason of the fact that the Indemnitee was a director or officer of Indemnitor or served as such an Affiliate Indemnitee.

7. Successors; Binding Agreement. This Agreement shall be binding on, and shall inure to the benefit of and be enforceable by, the Indemnitor's successors and assigns and by the Indemnitee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Indemnitor shall require any successor or assignee (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Indemnitor, by written agreement in form and substance reasonably satisfactory to Indemnitor and its Board of Directors (exclusive of any directors representing the successor or assign), expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Indemnitor would be required to perform if no such succession or assignment had taken place.

8. Notification and Defense of Claims. Promptly after receipt by the Indemnitee of notice of the commencement of any Proceeding, the Indemnitee shall, if a claim in respect thereof is to be made against Indemnitor under this Agreement, notify Indemnitor of the commencement thereof, but the failure to so notify Indemnitor will not relieve the Indemnitor from any liability that it may have to the Indemnitee. With respect to any such Proceeding:

(a) Indemnitor shall be entitled to assume the defense of any Proceeding or participate therein at its own expense; and

(b) Indemnitor shall not settle any Proceeding in any manner that would impose any penalty or limitation on the Indemnitee without the Indemnitee's prior written consent.

The Indemnitee shall not settle any Proceeding with respect to which the Indemnitee has received indemnified amounts or Advanced Amounts without the Indemnitor's prior written consent, which shall not be unreasonably withheld.

9. Enforcement. (a) Indemnitor has entered into this Agreement and assumed the obligations imposed on Indemnitor hereby in order to induce the Indemnitee to act as a director and/or officer of the Company or as an Affiliate Indemnitee and acknowledges that the Indemnitee is relying upon this Agreement in serving, or in continuing to serve, in such capacity.

(b) All expenses incurred by the Indemnitee in connection with the preparation and submission of the Indemnitee's request for indemnification hereunder shall be borne by the Indemnitor. In the event the Indemnitee has requested payment of any amount under this Agreement and has not received payment thereof within thirty (30) days of such request, the Indemnitee may bring an action to enforce rights or collect moneys due under this Agreement, and, if the Indemnitee is successful in such action, the Indemnitor shall reimburse the Indemnitee for all of the Indemnitee's fees and expenses in bringing and pursuing such action. If it is determined that the Indemnitee is entitled to indemnification for part (but not all) of the indemnification so requested, expenses incurred in seeking enforcement of such partial indemnification shall be reasonably prorated among the claims, issues or matters for which the Indemnitee is entitled to indemnification and the claims, issues or matters for which the Indemnitee is not so entitled. The Indemnitee shall be entitled to the advancement of such amounts to the full extent contemplated by Section 4 hereof in connection with such Proceeding.

10. Separability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, all portions of any sections or subsections of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (ii) to the fullest extent possible, the provisions of any section or subsections of this Agreement containing any such provisions held to be invalid, illegal or unenforceable shall be construed so as to give effect to the intent of the parties that the Indemnitors (or any of them) provide protection to the Indemnitee to the fullest extent enforceable.

11. Miscellaneous. No modification, waiver, discharge, cancellation or termination of this Agreement shall be effective unless agreed to in writing signed by the Indemnitee and an authorized officer of the Indemnitor. No waiver by either party at any time of any breach by the other party of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof. The Indemnitee may bring an action seeking resolution of disputes or controversies arising under, or in any way related to, this Agreement in the state or federal court jurisdiction in which the Indemnitee resides or in which the Indemnitee's place of business is located and in any related appellate courts, and the Indemnitor hereby consents to the jurisdiction of such courts and to such venue.

12. Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand delivered, when received if sent by telecopies or by same day or overnight recognized commercial carrier service, or three days after being mailed by United States certified or registered mail, return receipt requested, postage prepaid, as follows:

         If to the Indemnitee:              [Name]
                                            [Address]

         If to the Company:                 General Counsel
                                            Premcor Inc.
                                            1700 East Putnam Ave, Suite 500
                                            Old Greenwich, CT 06870

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

14. Subrogation. In the event of payment to Indemnitee under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee against any other person, and Indemnitee shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed, and it is effective, as of the day and year first above written.

PREMCOR INC.                                                  INDEMNITEE

By:      ___________________________________                  __________________
         Jeffry N. Quinn
         Executive Vice President, Secretary
         and General Counsel